December 8,1997

                                     Re.     A/E Fees
                                             Philippine National Shelter Program


Mr. George Wulf, Chairman
WuIf International, Ltd.
P.O. Box 695759
Dallas, Texas 75379

Dear Mr. Wulf,

The purpose of this letter is to cover the early design and programming work on the development of the houses and infrastructures for the Philippine National Shelter Program, and other programs that may raise, that will be provided by FSB/Parker-Croston. Until the total program is more clearly defined and a master Architect/Engineer/Owner Agreement is drafted, it is recognized that the fairest approach to fees and assignments by FSB/Parker-Croston for WuIf International, Ltd. would be to charge and pay by hourly rate and expenses incurred.

Our early work will be the gathering of information, the writing of programming information, the investigation of materials and methods that may be used and the start of prototypical housing designs possibly for all types of construction methods that deem reasonable and economical to use.

o  Personnel rates: Hourly rate x hours worked x 3
o  Principal's rate: $125/hour. Principals are Merve Croston and Dwayne Loftice.
o  Example: Joe Self's rate is $78 per hour worked.

Reimbursable expenses are passed through with no markup. Typical reimbursables are travel, lodging, meals, long distance phone and fax, mailing, reproduction of presentation materials and prints.

Billing will be made approximately the first of each month. Payments due within 15 days of receipt.

When the funds are available for the program and the first project is defined, a master Architect/Engineer/Owner Agreement will be drafted that will address not only hourly rates but also a fee in addition to the hourly rates. This rate will be established through discussions with you. There will be different incentives for the type of project, such as houses, hospitals or hotels, etc.

The master agreement will establish the basic agreement articles. For each stand-alone project, a Letter of Agreement will be attached to the master agreement that addresses the specific project and its parameters in scope and fee.


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If you are in agreement with this letter, please sign both copies, returning one to FSB/Parker-Croston for our files, retaining one for your records.

                                                  Sincerely,


                                                  FSB/Parker-Croston

                                                  /s/ Merwyn E. Croston, Jr. AIA
                                                  ------------------------------
                                                  Merwyn E. Croston, Jr., AlA
                                                  Chief Executive Officer

This Agreement Accepted By
Wulf International, Ltd.


/s/ George Wulf, Chairman
-------------------------
George Wulf, Chairman



December 8, 1997
----------------
Date










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Dated: December 1, 1998

Parties: WULF INTERNATIONAL LTD. and F+S+B Parker Croston, Inc.

Amendment to Agreement between the parties dated December 8, 1997
re:   A/E Fees, Philippines National Shelter Program.

Agreement is changed to provide for payment as follows: Professional fees and expenses incurred prior to full funding of this project are due and payable within 10 day of receipt of bond funding by the SPDA/Warison JV or Wulf. All other terms and conditions remain the same.

Wulf International LTD

 /s/ George Wulf
-----------------------------
George Wulf, Chairman and CEO

F+S+B Parker Croston

By: /s/ Parker - Croston
    --------------------

     /s/ President
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       8/10/99
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